Astoria Financial Corporation Reports Third Quarter Earnings Per Common Share Of $0.17

Quarterly Cash Dividend of $0.04 Per Common Share Declared

LAKE SUCCESS, N.Y., Oct. 15, 2014 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", the "Company"), the holding company for Astoria Bank ("the Bank") today reported net income available to common shareholders of $16.6 million, or $0.17 diluted earnings per common share ("diluted EPS"), for the quarter ended September 30, 2014, compared to net income available to common shareholders of $14.7 million, or $0.15 diluted EPS, for the quarter ended September 30, 2013. For the nine months ended September 30, 2014, net income available to common shareholders totaled $66.1 million, or $0.66 diluted EPS, compared to $41.4 million, or $0.42 diluted EPS, for the 2013 comparable period. Included in the 2014 nine month results is a reduction in income tax expense of $11.5 million ($0.11 per common share) related to the impact of New York State tax legislation which was signed into law on March 31, 2014 and a $5.7 million loan loss release ($3.7 million, or $0.03 per common share, after tax) related to the designation of non-performing residential mortgage loans ("NPLs") as held-for-sale in the 2014 second quarter. Included in the 2013 nine month results is a $4.3 million prepayment charge ($2.8 million, or $0.03 per common share, after tax) related to the redemption of capital securities in the 2013 second quarter.

Nine Month Financial Highlights

Deposits:

  Business deposits increased $265.4 million, or 41%, from December 31, 2013 to $915.5 million at September 30, 2014.
  Core deposits totaled $6.8 billion at September 30, 2014, and represented 70% of total deposits.

Loan Portfolio Shift Continues:

  Multi-family/commercial real estate ("MF/CRE") mortgage loans continue to become a larger percentage of the loan portfolio, increasing to 38% of total loans at September 30, 2014 from 33% at December 31, 2013.

Non-Performing Loan Sale:

  On July 31, 2014, the Bank closed the previously announced sale of NPLs in a bulk sale transaction to Credit Suisse.  The proceeds of the sale were used to reduce borrowings.

Monte N. Redman, President and Chief Executive Officer of Astoria, commenting on the 2014 third quarter stated, "Given the challenging interest rate environment that we continue to find ourselves operating in, we are pleased with the results that we have reported today. During the third quarter we ramped up our brand awareness advertising including something we called "Penn Station Domination" where every available advertising opportunity throughout one of the busiest commuter travel hubs in the New York City, Penn Station, was covered with Astoria Bank advertising for the entire month of September. Increased awareness continues to provide us with positive results, especially in business banking where we grew our low cost business deposits during the quarter by $114.2 million, which represents 43% of the year-to-date business deposit growth of $265.4 million."

Board Declares Quarterly Cash Dividend of $0.04 Per Share

The Board of Directors of the Company, at its October 15, 2014 meeting, declared a quarterly cash dividend of $0.04 per common share. The dividend is payable on December 1, 2014 to shareholders of record as of November 17, 2014. This is the seventy-eighth consecutive quarterly cash dividend declared by the Company.

Third Quarter and Nine Month Earnings Summary

Net interest income for the quarter ended September 30, 2014 totaled $84.6 million compared to $85.8 million for the previous quarter and $86.2 million for the 2013 third quarter. The net interest margin for the quarter ended September 30, 2014 was 2.31%, unchanged from the previous quarter and up from 2.28% for the 2013 third quarter. For the nine months ended September 30, 2014, net interest income totaled $258.4 million, compared to $255.1 million for the comparable 2013 period, and the net interest margin increased to 2.33% for the nine months ended September 30, 2014, up from 2.23% for the nine months ended September 30, 2013. For the quarter ended September 30, 2014, a $3.0 million loan loss release was recorded compared to a $5.7 million loan loss release which was recorded in the prior quarter and a $2.5 million provision for loan losses that was recorded in the 2013 third quarter. For the nine months ended September 30, 2014, the loan loss release totaled $7.2 million compared to a $16.2 million provision for loan losses in the comparable 2013 period. Mr. Redman commented, "The current quarter's release reflects the improved asset quality metrics we are seeing in our loan portfolio while the $5.7 million release recorded in the second quarter reflected reserves that were no longer deemed necessary in light of the designation of the NPLs as held-for-sale."

Non-interest income for the quarter ended September 30, 2014 totaled $13.8 million, compared to $13.8 million for the previous quarter and $15.3 million for the 2013 third quarter. The decrease from the 2013 third quarter is primarily due to decreases in mortgage banking income, net, and other operating income. Non-interest income for the nine months ended September 30, 2014 totaled $41.3 million compared to $52.2 million for the comparable 2013 period. The decrease for the nine months ended September 30, 2014 is primarily due to decreases in mortgage banking income, net, gain on sales of securities and other operating income.

General and administrative ("G&A") expense for the quarter ended September 30, 2014 totaled $72.4 million compared to $71.6 million for the previous quarter and $72.5 million for the 2013 third quarter. For the nine months ended September 30, 2014, G&A expense decreased $4.3 million, or 2%, to $214.2 million from $218.5 million for the 2013 comparable period. The 2013 nine month period included a $4.3 million prepayment charge for the early extinguishment of debt in connection with the redemption of $125 million of capital securities. Mr. Redman commented, "Our G&A expense continues to increase more slowly than we had previously anticipated as some of the initiatives we had factored into our projections have had their timetables shifted towards later in the year. We continue to believe that our G&A expense will be within the $72 - $75 million per quarter range which we have discussed on our previous conference calls. This range reflects the expenses associated with the branch we opened earlier this year, the branch that we plan to open in Melville, Long Island, during the 2014 fourth quarter, as well as continued advertising, branding and compensation expenses related to both the branch openings and our continued focus on growing business banking. We believe these expenses will be offset somewhat by the positive impact that the recently completed NPL sale will have on future FDIC insurance assessment rates and on foreclosure related expenses."

Balance Sheet Summary

Total assets at September 30, 2014 were $15.5 billion, a decrease of $281.8 million and $333.4 million from June 30, 2014 and December 31, 2013, respectively. These decreases were primarily due to a decrease in the residential mortgage loan portfolio, due in part to the NPL sale, partially offset by growth in the MF/CRE portfolio as well as the securities portfolio. The total loan portfolio decreased $145.7 million and $526.1 million from June 30, 2014 and December 31, 2013, respectively, and totaled $11.9 billion at September 30, 2014.

The MF/CRE mortgage loan portfolio totaled $4.5 billion at September 30, 2014, an increase of $93.5 million and $430.1 million from June 30, 2014 and December 31, 2013, respectively, and represents 38% of the total loan portfolio. For the quarter and nine months ended September 30, 2014, MF/CRE loan originations totaled $226.9 million and $798.5 million, respectively, compared to $353.2 million and $1.2 billion for the 2013 comparable periods. The MF/CRE loan production for the 2014 quarter and nine months ended September 30, 2014 were originated with weighted average loan-to-value ratios of approximately 49% and 52%, respectively and weighted average debt coverage ratios of approximately 1.61 and 1.62, respectively. MF/CRE loan prepayments for the quarter and nine months ended September 30, 2014 totaled $100.3 million and $269.8 million, respectively, down from $112.5 million and $370.3 million for the comparable 2013 periods. At September 30, 2014, the MF/CRE pipeline totaled approximately $503.0 million.

The residential mortgage loan portfolio totaled $7.1 billion at September 30, 2014, compared to $8.0 billion at December 31, 2013. For the quarter and nine months ended September 30, 2014, residential loan originations for portfolio totaled $145.3 million and $326.8 million, respectively, compared to $370.0 million and $837.8 million for the comparable 2013 periods. The weighted average loan-to-value ratio of the residential loan production for portfolio was approximately 72% and 71% at origination, respectively, for the quarter and nine months ended September 30, 2014. Residential loan prepayments for the quarter and nine months ended September 30, 2014 totaled $317.5 million and $832.6 million, respectively, down significantly from $598.4 million and $1.9 billion for the comparable 2013 periods. At September 30, 2014, the residential mortgage pipeline totaled approximately $171 million.

Deposits totaled $9.6 billion at September 30, 2014, a decrease of $46.6 million and $242.5 million from June 30, 2014 and December 31, 2013, respectively. These decreases were primarily due to decreases in higher cost certificates of deposit, partially offset by net increases in lower cost core deposits. Core deposits totaled $6.8 billion, or 70% of total deposits, and had a weighted average rate of 11 basis points at September 30, 2014.

Stockholders' equity totaled $1.6 billion, or 10.31% of total assets, at September 30, 2014, an increase of $74.5 million from December 31, 2013, primarily the result of undistributed net income. Astoria Bank's capital levels continue to be above the minimum levels required to be designated as "well-capitalized" for bank regulatory purposes, with Tier 1 leverage, Tangible, Total risk-based and Tier 1 risk-based capital ratios of 10.56%, 10.56%, 19.20% and 17.94%, respectively, at September 30, 2014. At September 30, 2014, Astoria Financial Corporation's tangible common equity ratio was 8.37%.

Asset Quality

NPLs, including troubled debt restructurings ("TDRs") of $71.9 million, totaled $115.1 million, or 0.97% of total loans, at September 30, 2014, compared to $332.0 million, including TDRs of $109.8 million, or 2.67% of total loans, at December 31, 2013. Included in the $115.1 million of NPLs at September 30, 2014 are $70.3 million of loans which are current or less than 90 days past due compared to $81.5 million at December 31, 2013. The significant decline in the NPLs at September 30, 2014 compared to December 31, 2013 is due in large part to the NPL sale.

The following table illustrates a two-year migration trend for loan delinquencies and NPLs:

(in millions)	Delinquent Loans 30-89 Days Past Due	NPLs Less Than 90 Days Past Due(1)	NPLs 90 Days or More Past Due	Total NPLs	Total Delinquent Loans and NPLs
At September 30, 2012	$186.3	$15.9	$306.3	$322.2	$508.5
At September 30, 2013	$127.1	$87.9	$263.4	$351.3	$478.4
At September 30, 2014	$95.6	$70.3	$44.8	$115.1	$210.7

(1) Includes loans which were current totaling $58.8 million at September 30, 2014, $76.9 million at September 30, 2013 and $14.0 million at September 30, 2012.

Selected Asset Quality Metrics
(at September 30, 2014 except as noted)

($ in millions)	Residential	Multi- Family	CRE	Consumer & Other	Total
Loan portfolio balance	$ 7,082.2	$ 3,659.2	$ 880.3	$ 245.0 (1)	$11,915.9(2)
Non-performing loans(3)	$ 92.8	$ 10.0	$ 5.9	$ 6.3	$ 115.1(4)
NPLs/total loans	0.78%	0.08%	0.05%	0.05%	0.97%(4)
Net charge-offs (recoveries) 3Q14	$ (0.4)	$ 2.0	$ 0.1	$ 0.3	$ 2.0
Net charge-offs YTD	$ 10.8(5)	$ 2.9	$ 3.1	$ 1.5	$ 18.2(4)

(1) Includes $181.9 million of home equity loans.
(2) Includes $49.2 million of net unamortized premiums and deferred loan costs.
(3) Includes $61.0 million of residential loans, $3.4 million of multi-family loans and $5.9 million of CRE loans, in each case, which were current or less than 90 days past due.
(4) Does not foot due to rounding.
(5) Includes $8.7 million of charge-offs related to the designation of NPLs as held-for-sale.

Future Outlook

Commenting on the Company's future outlook, Mr. Redman stated, "The combination of increased brand awareness advertising and our diligent focus on expanding our business banking operations continues to provide us with positive results. Business banking deposits have grown $265.4 million year-to-date and we remain well on our way to our stated goal of having core deposits, which currently represent 70% of total deposits, reach 80% of total deposits by year-end 2015. In a very competitive environment for MF/CRE lending, we continue to grow this portfolio and it now represents 38% of our total loan portfolio. We are pleased that the MF/CRE pipeline grew by more than $156 million during the third quarter and we remain on track toward our stated goal of having this portfolio represent 45-50% of total loans by year-end 2015.

The addition of Hugh Donlon as Senior Executive Vice President and Chief Lending Officer will strengthen the coordination between our three lending areas and should provide us with additional momentum towards our stated goals as we move forward. All in all, the results that we have reported today make us even more confident that we have chosen the right path towards becoming a more fully diversified, full-service community bank."

Earnings Conference Call October 16, 2014 at 10:00 a.m. (ET)

The Company, as previously announced, indicated that Monte N. Redman, President & CEO will host an earnings conference call Thursday morning, October 16, 2014 at 10:00 a.m. (ET). The toll-free dial-in number is (877) 709-8150. A telephone replay will be available on October 16, 2014 from 1:00 p.m. (ET) through midnight Saturday, October 25, 2014 (ET). The replay number is (877) 660-6853, ID# 13591493. The conference call will also be simultaneously webcast on the Company's website www.astoriabank.com and archived for one year.

About Astoria Financial Corporation

Astoria Financial Corporation, with assets of $15.5 billion, is the holding company for Astoria Bank. Established in 1888, Astoria Bank, with deposits in New York totaling $9.6 billion, is the second largest thrift depository in New York and provides the customers and local communities it serves with quality financial products and services through 86 convenient banking branch locations, one business banking office, and multiple delivery channels, including its enhanced website, www.astoriabank.com. Astoria Bank commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Bank originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering 13 states and the District of Columbia and originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area.

Forward Looking Statements

This press release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any actions regarding foreclosures, may adversely affect our business; enhanced supervision and examination by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Consumer Financial Protection Bureau; effects of changes in existing U.S. government or government-sponsored mortgage programs; technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	September 30,	December 31,
	2014	2013
ASSETS
Cash and due from banks	$148,427	$121,950
Securities available-for-sale	366,026	401,690
Securities held-to-maturity
(fair value of $2,035,378 and $1,811,122, respectively)	2,053,337	1,849,526
Federal Home Loan Bank of New York stock, at cost	133,398	152,207
Loans held-for-sale, net	7,629	7,375
Loans receivable:
Mortgage loans, net	11,670,630	12,201,920
Consumer and other loans, net	245,305	240,146
	11,915,935	12,442,066
Allowance for loan losses	(113,600)	(139,000)
Total loans receivable, net	11,802,335	12,303,066
Mortgage servicing rights, net	11,905	12,800
Accrued interest receivable	37,636	37,926
Premises and equipment, net	110,586	112,530
Goodwill	185,151	185,151
Bank owned life insurance	428,570	423,375
Real estate owned, net	42,458	42,636
Other assets	132,823	143,490

TOTAL ASSETS	$15,460,281	$15,793,722

LIABILITIES
Deposits	$9,612,761	$9,855,310
Federal funds purchased	338,000	335,000
Reverse repurchase agreements	1,100,000	1,100,000
Federal Home Loan Bank of New York advances	2,225,000	2,454,000
Other borrowings, net	248,559	248,161
Mortgage escrow funds	138,343	109,458
Accrued expenses and other liabilities	203,612	172,280

TOTAL LIABILITIES	13,866,275	14,274,209

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; 5,000,000 shares authorized:
Series C (150,000 shares authorized; and 135,000 shares issued
and outstanding)	129,796	129,796
Common stock, $0.01 par value (200,000,000 shares authorized;
166,494,888 shares issued; and 99,707,552 and 98,841,960 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	895,684	894,297
Retained earnings	1,977,529	1,930,026
Treasury stock (66,787,336 and 67,652,928 shares, at cost, respectively)	(1,380,134)	(1,398,021)
Accumulated other comprehensive loss	(30,534)	(38,250)

TOTAL STOCKHOLDERS' EQUITY	1,594,006	1,519,513

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,460,281	$15,793,722

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Interest income:
Residential mortgage loans	$58,268	$69,158	$185,516	$222,994
Multi-family and commercial real estate mortgage loans	45,693	41,450	132,430	120,463
Consumer and other loans	2,157	2,175	6,328	6,611
Mortgage-backed and other securities	14,528	13,247	42,321	36,003
Interest-earning cash accounts	83	67	232	192
Federal Home Loan Bank of New York stock	1,486	1,498	4,777	5,147
Total interest income	122,215	127,595	371,604	391,410
Interest expense:
Deposits	12,804	15,156	38,856	48,166
Borrowings	24,791	26,235	74,384	88,107
Total interest expense	37,595	41,391	113,240	136,273

Net interest income	84,620	86,204	258,364	255,137
Provision for loan losses (credited) charged to operations	(3,042)	2,541	(7,153)	16,193
Net interest income after provision for loan losses	87,662	83,663	265,517	238,944
Non-interest income:
Customer service fees	9,183	9,550	27,233	27,718
Other loan fees	591	598	1,846	1,588
Gain on sales of securities	141	-	141	2,057
Mortgage banking income, net	1,252	1,888	2,662	10,060
Income from bank owned life insurance	2,150	1,972	6,278	6,211
Other	436	1,301	3,107	4,535
Total non-interest income	13,753	15,309	41,267	52,169
Non-interest expense:
General and administrative:
Compensation and benefits	34,191	33,879	101,994	99,262
Occupancy, equipment and systems	18,048	17,022	54,015	53,669
Federal deposit insurance premium	6,558	9,166	22,404	28,359
Advertising	5,023	2,074	9,173	6,225
Extinguishment of debt	-	-	-	4,266
Other	8,531	10,393	26,581	26,701
Total non-interest expense	72,351	72,534	214,167	218,482

Income before income tax expense	29,064	26,438	92,617	72,631
Income tax expense	10,256	9,514	19,960	26,190

Net income	18,808	16,924	72,657	46,441

Preferred stock dividends	2,194	2,194	6,582	5,021

Net income available to common shareholders	$16,614	$14,730	$66,075	$41,420

Basic earnings per common share	$0.17	$0.15	$0.66	$0.42

Diluted earnings per common share	$0.17	$0.15	$0.66	$0.42

Basic weighted average common shares outstanding	98,453,265	97,199,329	98,279,671	96,967,052
Diluted weighted average common shares outstanding	98,453,265	97,199,329	98,279,671	96,967,052

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended September 30,
		2014			2013
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$7,308,943	$58,268	3.19%	$8,499,231	$69,158	3.25%
Multi-family and commercial real estate	4,493,537	45,693	4.07	3,829,065	41,450	4.33
Consumer and other loans (1)	241,107	2,157	3.58	248,529	2,175	3.50
Total loans	12,043,587	106,118	3.52	12,576,825	112,783	3.59
Mortgage-backed and other securities (2)	2,380,251	14,528	2.44	2,320,896	13,247	2.28
Interest-earning cash accounts	109,766	83	0.30	87,258	67	0.31
Federal Home Loan Bank stock	141,265	1,486	4.21	150,504	1,498	3.98
Total interest-earning assets	14,674,869	122,215	3.33	15,135,483	127,595	3.37
Goodwill	185,151			185,151
Other non-interest-earning assets	707,949			738,821
Total assets	$15,567,969			$16,059,455

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,327,037	293	0.05	$2,619,798	330	0.05
Money market	2,268,405	1,475	0.26	1,864,235	1,179	0.25
NOW and demand deposit	2,145,803	182	0.03	2,103,436	172	0.03
Total core deposits	6,741,245	1,950	0.12	6,587,469	1,681	0.10
Certificates of deposit	2,892,094	10,854	1.50	3,513,212	13,475	1.53
Total deposits	9,633,339	12,804	0.53	10,100,681	15,156	0.60
Borrowings	4,012,018	24,791	2.47	4,100,528	26,235	2.56
Total interest-bearing liabilities	13,645,357	37,595	1.10	14,201,209	41,391	1.17
Non-interest-bearing liabilities	337,887			409,510
Total liabilities	13,983,244			14,610,719
Stockholders' equity	1,584,725			1,448,736
Total liabilities and stockholders' equity	$15,567,969			$16,059,455

Net interest income/
net interest rate spread (3)		$84,620	2.23%		$86,204	2.20%
Net interest-earning assets/
net interest margin (4)	$1,029,512		2.31%	$934,274		2.28%
Ratio of interest-earning assets to
interest-bearing liabilities	1.08x			1.07x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Nine Months Ended September 30,
		2014			2013
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$7,672,504	$185,516	3.22%	$9,007,869	$222,994	3.30%
Multi-family and commercial real estate	4,315,675	132,430	4.09	3,558,759	120,463	4.51
Consumer and other loans (1)	239,419	6,328	3.52	256,866	6,611	3.43
Total loans	12,227,598	324,274	3.54	12,823,494	350,068	3.64
Mortgage-backed and other securities (2)	2,323,096	42,321	2.43	2,190,480	36,003	2.19
Interest-earning cash accounts	103,489	232	0.30	93,327	192	0.27
Federal Home Loan Bank stock	146,659	4,777	4.34	154,942	5,147	4.43
Total interest-earning assets	14,800,842	371,604	3.35	15,262,243	391,410	3.42
Goodwill	185,151			185,151
Other non-interest-earning assets	679,814			767,235
Total assets	$15,665,807			$16,214,629

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,402,031	898	0.05	$2,705,411	1,011	0.05
Money market	2,134,118	3,895	0.24	1,786,764	4,409	0.33
NOW and demand deposit	2,121,511	522	0.03	2,095,285	518	0.03
Total core deposits	6,657,660	5,315	0.11	6,587,460	5,938	0.12
Certificates of deposit	3,019,343	33,541	1.48	3,677,032	42,228	1.53
Total deposits	9,677,003	38,856	0.54	10,264,492	48,166	0.63
Borrowings	4,096,522	74,384	2.42	4,113,661	88,107	2.86
Total interest-bearing liabilities	13,773,525	113,240	1.10	14,378,153	136,273	1.26
Non-interest-bearing liabilities	332,878			436,554
Total liabilities	14,106,403			14,814,707
Stockholders' equity	1,559,404			1,399,922
Total liabilities and stockholders' equity	$15,665,807			$16,214,629

Net interest income/
net interest rate spread (3)		$258,364	2.25%		$255,137	2.16%
Net interest-earning assets/
net interest margin (4)	$1,027,317		2.33%	$884,090		2.23%
Ratio of interest-earning assets to
interest-bearing liabilities	1.07x			1.06x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the		At or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Selected Returns and Financial Ratios (annualized)
Return on average common stockholders' equity (1)	4.57%	4.47%	6.16%	4.22%
Return on average tangible common stockholders' equity (1) (2)	5.23	5.20	7.08	4.91
Return on average assets (1)	0.48	0.42	0.62	0.38
General and administrative expense to average assets	1.86	1.81	1.82	1.80
Efficiency ratio (3)	73.55	71.45	71.48	71.10
Net interest rate spread	2.23	2.20	2.25	2.16
Net interest margin	2.31	2.28	2.33	2.23

Selected Non-GAAP Returns and Financial Ratios (annualized) (4)
Non-GAAP return on average common stockholders' equity (1)	4.57%	4.47%	5.09%	4.22%
Non-GAAP return on average tangible common stockholders' equity (1) (2)	5.23	5.20	5.85	4.91
Non-GAAP return on average assets (1)	0.48	0.42	0.52	0.38

Asset Quality Data (dollars in thousands)
Non-performing loans:
Current			$58,794	$76,851
30-59 days delinquent			9,201	7,900
60-89 days delinquent			2,239	3,147
90 days or more delinquent			44,833	263,355
Non-performing loans			115,067	351,253

Real estate owned			42,458	34,983

Non-performing assets			$157,525	$386,236

Net loan charge-offs	$1,958	$3,441	$18,247	$18,694

Non-performing loans/total loans			0.97%	2.80%
Non-performing loans/total assets			0.74	2.19
Non-performing assets/total assets			1.02	2.41
Allowance for loan losses/non-performing loans			98.73	40.71
Allowance for loan losses/total loans			0.95	1.14
Net loan charge-offs to average loans outstanding (annualized)	0.07%	0.11%	0.20	0.19

Capital Ratios (Astoria Bank)
Tangible			10.56%	9.61%
Tier 1 leverage			10.56	9.61
Total risk-based			19.20	16.87
Tier 1 risk-based			17.94	15.61

Other Data
Cash dividends paid per common share	$0.04	$0.04	$0.12	$0.12
Book value per common share (5)			14.69	13.46
Tangible book value per common share (6)			12.83	11.59
Tangible common stockholders' equity/tangible assets (2) (7)			8.37%	7.22%
Mortgage loans serviced for others (in thousands)			$1,461,997	$1,520,389
Full time equivalent employees			1,570	1,507

(1)

Returns on average common stockholders' equity and average tangible common stockholders' equity are calculated using net income available to common shareholders. Returns on average assets are calculated using net income.

(2)	Tangible common stockholders' equity represents common stockholders' equity less goodwill.
(3)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(4)	See the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release for a reconciliation of GAAP measures to non-GAAP measures for the nine months ended September 30, 2014.
(5)	Book value per common share represents common stockholders' equity divided by outstanding common shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares at September 30, 2013.
(6)	Tangible book value per common share represents tangible common stockholders' equity divided by outstanding common shares, excluding unallocated ESOP shares at September 30, 2013.
(7)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At September 30, 2014		At June 30, 2014		At September 30, 2013
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
Residential	$7,050,355	3.38%	$7,302,951	3.41%	$8,053,827	3.54%
Multi-family and commercial real estate	4,523,597	3.86	4,424,804	3.90	3,914,505	4.09
Mortgage-backed and other securities (3)	2,419,363	2.83	2,353,369	2.84	2,331,211	2.90

Interest-bearing liabilities:
Savings	2,286,347	0.05	2,371,896	0.05	2,562,927	0.05
Money market	2,331,869	0.24	2,172,452	0.23	1,913,607	0.25
NOW and demand deposit	2,146,405	0.03	2,151,980	0.03	2,133,062	0.03
Total core deposits	6,764,621	0.11	6,696,328	0.10	6,609,596	0.10
Certificates of deposit	2,848,140	1.50	2,963,043	1.50	3,450,778	1.52
Total deposits	9,612,761	0.52	9,659,371	0.53	10,060,374	0.59
Borrowings, net	3,911,559	2.45	4,200,426	2.34	4,109,028	2.46

(1) Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.
(2) Mortgage loans exclude loans held-for-sale and non-performing loans, except non-performing residential mortgage loans which are current or less than 90 days past due.
(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

Income and expense and related financial ratios determined in accordance with US generally accepted accounting principles (GAAP or GAAP measures) excluding the adjustment detailed in the following table (non-GAAP measures) provides a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Nine Months Ended
	September 30, 2014
	GAAP	Adjustment (1)	Non-GAAP

Income before income tax expense	$92,617	$-	$92,617
Income tax expense	19,960	11,487	31,447

Net income	72,657	(11,487)	61,170

Preferred stock dividends	6,582	-	6,582

Net income available to common shareholders	$66,075	$(11,487)	$54,588

Basic earnings per common share	$0.66	$(0.11)	$0.55

Diluted earnings per common share	$0.66	$(0.11)	$0.55

Non-GAAP returns and earnings per common share are calculated substituting non-GAAP net income and non-GAAP net income available to common shareholders for net income and net income available to common shareholders in the corresponding calculation.

(1)

The adjustment represents the effects of the New York State income tax legislation signed into law on March 31, 2014, which, in accordance with GAAP, was reflected in our net deferred tax asset in the statement of financial condition with a corresponding adjustment to income tax expense in the period of enactment.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriabank.com